UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 7, 2011
UFOOD RESTAURANT GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-136167	20-4463582

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Washington Street, Suite 100 Newton, Massachusetts	02458

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 787-6000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 7, 2011, the Company and Southridge Partners II, LP (“Southridge”) entered into an Equity Purchase Agreement (the “Current Agreement”) by and between the Company and Southridge. The Current Agreement provides that, at the election of the Company, Southridge is obligated to purchase shares of the Company’s common stock up to the lesser of (a) 13,500,000 shares, or (b) shares having a value of $3,000,000. Each election of the Company can be at the lesser of $500,000 or 500% of the average of the dollar volume of the common stock for the twenty trading days preceding the election. The purchase price of the shares will be 92% of the market price of the shares. In no event can the Company require Southridge to purchase shares if, as a result of that purchase, Southridge will own more than 9.99% of the outstanding common stock of the Company. In addition, Southridge is entitled to certain registration rights with respect to its Company common stock and will also receive a payment of 133,333 shares of restricted common stock of the Company.
Item 1.02. Termination of a Material Definitive Agreement.
On November 7, 2011, the Company and Southridge mutually terminated the Equity Purchase Agreement (the “Former Agreement”) by and between the Company and Southridge, dated August 19, 2011. The Former Agreement provided that, at the election of the Company, Southridge would be obligated to purchase shares of the Company’s common stock for a total commitment of up to $3,000,000. Each election of the Company could be at the lesser of $500,000 or 500% of the average of the dollar volume of the common stock for the twenty trading days preceding the election. The purchase price of the shares was to be 92% of the market price of the shares. In no event could the Company require Southridge to purchase shares if, as a result of that purchase, Southridge would own more than 9.99% of the outstanding common stock of the Company. In addition, Southridge would be entitled to certain registration rights with respect to its Company common stock and would also receive a payment of 133,333 shares of restricted common stock of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UFOOD RESTAURANT GROUP, INC.
Date: November 9, 2011	By:	/s/ Charles Cocotas
Charles Cocotas
President and Chief Operating Officer

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